Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Asante Technologies, Inc.

We have audited the accompanying balance sheets of Asante Technologies, Inc. at October 2, 2004 and September 27, 2003, and the related statements of operations, stockholders' equity, and cash flows for the fiscal years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Asante Technologies, Inc. at October 2, 2004 and September 27, 2003, and the results of its operations and its cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has suffered recurring operating losses and negative cash flows from operations, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California

November 19, 2004

                                                      ASANTE TECHNOLOGIES, INC.

                                                           BALANCE SHEETS

                                         (in thousands, except share and per share amounts)

                                                                                                       October 2,      September 27,

                                                                                                         2004              2003

                                                                                                        --------         --------

Assets

Current assets:

      Cash and cash equivalents                                                                         $    413         $  1,723

      Accounts receivable, net of allowance for doubtful accounts,

          rebates and sales returns of $814 and $1,196 in 2004

          and 2003, respectively                                                                           1,889            1,759

      Inventory                                                                                              721              930

      Prepaid expenses and other current assets                                                              366               27

                                                                                                        --------         --------

             Total current assets                                                                          3,389            4,439

Property and equipment, net                                                                                   69               51

Other assets                                                                                                  62              172

                                                                                                        --------         --------

             Total assets                                                                               $  3,520         $  4,662

                                                                                                        ========         ========

Liabilities and stockholders' equity

Current liabilities:

      Accounts payable                                                                                  $  1,787         $  1,050

      Accrued expenses                                                                                     1,367            1,779

      Payable to stockholder                                                                                   2             --

                                                                                                        --------         --------

             Total current liabilities                                                                     3,156            2,829

Long-term liabilities:

      Capital Lease                                                                                           32             --

                                                                                                        --------         --------

Total liabilities                                                                                          3,188            2,829

                                                                                                        --------         --------

Commitments and Contingencies

Stockholders' equity:

      Preferred stock, $0.001 par value; 2,000,000 shares authorized;

          no shares issued or outstanding in 2004 and 2003                                                  --               --

      Common stock, $0.001 par value; 25,000,000 shares authorized;

          17,061,457 and 10,149,521 shares issued and outstanding in 2004

          and 2003, respectively                                                                              17               10

      Additional paid-in capital                                                                          30,010           28,417

      Accumulated deficit                                                                                (29,695)         (26,594)

                                                                                                        --------         --------

             Total stockholders' equity                                                                      332            1,833

                                                                                                        --------         --------

             Total liabilities and stockholders' equity                                                 $  3,520         $  4,662

                                                                                                        ========         ========

                        The accompanying notes are an integral part of these financial statements

ASANTE TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

                                                           Year ended

                                                     ---------------------------

                                                     October 2,    September 27,

                                                       2004           2003

                                                     --------       --------

Net sales                                            $  8,622       $ 12,008

Cost of sales                                           5,930          7,757

                                                     --------       --------

Gross profit                                            2,692          4,251

                                                     --------       --------

Operating expenses:

     Sales and marketing                                2,950          3,154

     Research and development                           1,650          2,099

     General and administrative                         1,060          1,168

                                                     --------       --------

        Total operating expenses                        5,660          6,421

                                                     --------       --------

Loss from operations                                   (2,968)        (2,170)

Interest and other income (expense), net                 (133)           (75)

                                                     --------       --------

Net loss                                             $ (3,101)      $ (2,245)

                                                     ========       ========

Basic and diluted loss per share                     $  (0.27)      $  (0.22)

                                                     ========       ========

Shares used in per share calculation

     Basic and diluted                                 11,423         10,138

                                                     ========       ========

The accompanying notes are an integral part of these financial statements

                                                    ASANTE TECHNOLOGIES, INC.

                                               STATEMENTS OF STOCKHOLDERS' EQUITY

                                             (in thousands, except per share amounts)

                                                    Common Stock        Additional                         Total

                                                 ------------------      Paid-in        Accumulated     Stockholders'

                                                 Shares      Amount      Capital          Deficit          Equity

                                                 ------      ------      -------          -------          ------

Balances as of September 28, 2002               10,066,020     $10       $28,412         $(24,349)         $4,073

Common stock issued under stock plans               83,501       0             5                                5

Net loss                                                                                   (2,245)         (2,245)

                                                ----------     ---       -------         --------          ------

Balances as of September 27, 2003               10,149,521      10        28,417          (26,594)          1,833

Common stock issued under stock plans               31,936      --             4                                4

Issuance of common stock and warrants in

  private placement, net of costs                6,880,000       7         1,589                            1,596

Net loss                                                                                   (3,101)         (3,101)

                                                ----------     ---       -------         --------          ------

Balances as of October 2, 2004                  17,061,457     $17       $30,010         $(29,695)         $  332

                                                ----------     ---       -------         --------          ------

                        The accompanying notes are an integral part of these financial statements

                                                   ASANTE TECHNOLOGIES, INC.

                                                    STATEMENTS OF CASH FLOWS

                                                         (in thousands)

                                                                                                            Year ended

                                                                                                 -------------------------------

                                                                                                 October 2,        September 27,

                                                                                                   2004                 2003

                                                                                                  -------             -------

Cash flows from operating activities:

      Net income (loss)                                                                           $(3,101)            $(2,245)

      Adjustments to reconcile net income (loss) to

        net cash provided by (used in) operating activities:

              Depreciation and amortization                                                            39                  56

              Warrant liability adjustment                                                             37

              Provision for doubtful accounts receivable                                             (383)              1,259

      Changes in operating assets and liabilities:

              Accounts receivable                                                                     253                (196)

              Inventory                                                                               209                 585

              Prepaid expenses and other current assets                                              (339)                114

              Other                                                                                   109                --

              Accrued payable                                                                         737                (968)

              Accrued expenses and other                                                             (526)               (152)

              Payable to stockholder                                                                    2                --

                                                                                                  -------             -------

                   Net cash used in operating activities                                           (2,962)             (1,547)

                                                                                                  -------             -------

Cash flows from investing activities:

         Purchases of property and equipment                                                          (58)                (17)

                                                                                                  -------             -------

                      Net cash used in investing activities                                           (58)                (17)

                                                                                                  -------             -------

Cash flows from financing activities:

         Issuance of common stock and warrants in private placement                                 1,706                --

         Issuance of common stock under stock plans                                                     4                   5

                                                                                                  -------             -------

                    Net cash provided by financing activities                                       1,710                   5

                                                                                                  -------             -------

Net increase (decrease) in cash and cash equivalents                                               (1,310)             (1,559)

Cash and cash equivalents at beginning of year                                                      1,723               3,282

                                                                                                  -------             -------

Cash and cash equivalents at end of year                                                          $   413             $ 1,723

                                                                                                  =======             =======

Supplemental disclosure of cash flow activities:

         Cash paid for interest                                                                   $    12             $  --

         Cash paid for taxes                                                                      $     1             $     1

The accompanying notes are an integral part of these financial statements

ASANTE TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. The Company and Summary of Significant Accounting Policies

Asante Technologies, Inc. (the "Company" or "Asante") designs, manufactures and markets a broad family of 10BASE-T, 100BASE-T ("Fast Ethernet") and 1000BASE-T (Gigabit Ethernet) network and connectivity products. Asante's client access products (which include adapter cards and media access adapters) connect PCs, Macintoshes, iMAC's and peripheral devices (such as printers) to Ethernet networks. The Company's network system products, which include intelligent and non-intelligent switches, hubs, bridge modules, internet access devices (routers), and network management software for Macintoshes and PCs, interconnect users within and between departmental networks.

The Company operates in a highly competitive market characterized by rapidly changing technology, together with competitors and distributors that have significantly greater financial resources than Asante.

For the fiscal year ended October 2, 2004, the Company incurred a loss from operations of $3.1 million and cash used in operating activities was $3.0 million. In fiscal years 2003 and 2002, the Company also incurred substantial operating losses and negative cash flows from operations. As of October 2, 2004, the Company had an accumulated deficit of $29.7 million. Based upon the Company's operating budget and cash flow projections, the Company expects to continue to experience negative cash flows from operations through fiscal year 2005.

At October 2, 2004, the Company had cash and cash equivalents of $0.4 million compared to $1.7 million at September 27, 2003, which represents a 76% decline. Working capital was $0.4 million at October 2, 2004, compared to $1.6 million at September 27, 2003. The Company has a bank line of credit agreement which provides for borrowings of up to $2.0 million. The line of credit expires on January 30, 2005. However, borrowings under the line of credit are subject to compliance with certain financial covenants and are limited to a specified percentage of eligible accounts receivable.

The recurring losses, accumulated deficit and expect continued negative cash flows from operations raise substantial doubt about the Company's ability to continue as a going concern.

On December 23, 2003, the Company entered into a non-binding Letter of Intent to merge with Oblique, Inc. The merger is conditioned upon, among other things, an expedited due diligence period, and several other factors, including an expedited process to arrive at a Definitive Merger Agreement with certain minimum acceptable terms including a bridge funding of approximately $1.0 million. Due to delays in Oblique's obtaining the necessary financing for this transaction, the Company discontinued merger negotiations with Oblique in June 2004.

On July 27, 2004, the Company completed a private placement of 6,880,000 shares of its common stock, which raised proceeds of $1.72 million. The proceeds were used for working capital. The Company will need to raise additional capital, secure other sources of financing or enter into a corporate transaction in order to finance its operations through fiscal 2005. However, the Company may not be able to complete any of these alternative transactions on acceptable terms, or at all.

Fiscal Year

The Company operates under a 52-53 week year ending the Saturday closest to September 30. Fiscal year 2004 is comprised of a 53-week period and fiscal year 2003 is comprised of a 52-week period.

Management estimates and assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions are employed in estimates used in determining accruals for sales rebates and returns, warrants, inventory write-downs for excess or discontinued inventory, legal contingencies and the valuation of deferred income tax assets and liabilities, as well as in estimates used in applying the revenue recognition policy. Actual results could differ from estimated results.

Revenue recognition

Revenue from product sales to customers is recognized, including freight charges billed to customers, when a definite arrangement exists, the product has been shipped to the customer, acceptance terms, if any, have been fulfilled, no significant contractual obligations remain outstanding, the price is fixed or determinable, and collection is considered probable. Reserves are provided for estimated returns at the time the related revenue is recorded. Sales to distributors are generally subject to agreements allowing certain rights of return and price protection with respect to unsold merchandise held by the distributor. Reserves for distributor returns are established based on historical returns experience at the time the related revenue is recorded. Reserves for price protection are established based on actual price reduction programs. Additionally, the Company provides reserves for incentive rebates to distributors, warranty obligations and cooperative advertising at the time the related revenue is recorded.

Cash and cash equivalents

Cash equivalents consist primarily of highly liquid investments in U.S. government and corporate debt securities with insignificant interest rate risk and original maturity periods of three months or less at the date of acquisition.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable. Accounts receivable are typically unsecured and are derived from worldwide distributor and customer revenues. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically, such losses have been within management's expectations. At October 2, 2004 and September 27, 2003 four customers accounted for 70% and 59% respectively, of the accounts receivable balance. In fiscal 2004 and 2003 one customer accounted for 25% and 33%, respectively, of the Company's sales.

Inventory

Inventory is stated at the lower of standard cost, which approximates actual cost (on a first-in, first-out basis), or market. Appropriate adjustments of the inventory values are provided for slow moving and discontinued products based upon future expected sales and committed inventory purchases.

Shipping and handling costs

Shipping and handling costs of $488,086 in fiscal 2004 and $476,574 in fiscal 2003 have been allocated to cost of sales, sales and marketing, research and development and general and administrative expenses.

Property and equipment

Property and equipment are recorded at cost. Depreciation of property and equipment is based on the straight-line method for financial reporting purposes over the estimated useful lives of the related assets, generally three to five years.

Long-lived assets

The Company periodically evaluates the recoverability of its long-lived assets based upon undiscounted cash flows and recognizes impairment from the carrying value of long-lived assets, if any, based on the fair value of such assets.

Income taxes

Income taxes are computed using the liability method. Under the liability method, deferred income tax assets and liabilities are determined based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided against deferred tax assets when it is considered more likely than not they will not be realizable.

Research and development costs

Research and development costs are expensed as incurred. Research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. The Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility. Software costs incurred after the establishment of technological feasibility have not been material to date and therefore have been expensed.

Stock-based compensation

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, establishes a fair-value method of accounting for stock options and similar equity instruments. The fair-value method requires that compensation cost be measured on the value of the award at the grant date, and recognized over the service period. SFAS No. 123 as amended allows companies to either account for stock-based compensation to employees under the provisions of SFAS No. 123 as amended or under the provisions of Accounting Principles Board (APB) Opinion No. 25 and its related interpretations. The Company accounts for its stock-based compensation to employees in accordance with the provisions of APB Opinion No. 25.

The Company has recorded deferred compensation for the difference, if any, between the exercise price and the deemed fair market value of the common stock for financial reporting purposes of stock options granted to employees. The compensation expense related to such grants is amortized over the vesting period of the related stock options on a straight-line basis.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123, as amended, and Emerging Issues Task Force (EITF) Issue No. 96-18 Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Had the Company determined compensation cost based on the fair value at the grant date for its employee stock options and purchase rights under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below for the years ended October 2, 2004 and September 27, 2003:

                                                    October 2,     September 27,

(In thousands, except per share data)                 2004            2003

                                                    -------         -------

Net loss as reported                                $(3,101)        $(2,243)

                                                    -------         -------

Employee stock-based compensation expense

determined under the fair value method              $    26         $    81

                                                    -------         -------

            Pro forma net loss                      $(3,127)        $(2,324)

                                                    -------         -------

Net loss per share:

    As reported

        Basic and diluted                           $ (0.27)        $ (0.22)

                                                    -------         -------

     Pro forma

          Basic and diluted                         $ (0.27)        $ (0.23)

                                                    -------         -------

Fair value of financial instruments

The carrying amounts for certain of the Company's cash equivalents, accounts receivable and accounts payable approximate fair value due to the relatively short maturity of these instruments.

Comprehensive income (loss)

The Company had no items of other comprehensive income (loss) during any of the periods presented, and accordingly comprehensive income (loss) is equal to net income (loss) for all periods presented.

Reclassifications

Certain amounts reported in prior year financial statements have been reclassified to conform to current period presentation.

Segment information

In accordance with the provisions of SFAS No. 131, the Company has determined that it operates in one business segment, networking and connectivity, and does not have separately reportable segments.

Sales as a percentage of net sales by geographic region were as follows:

2004 2003 ---- ---- United States 81% 82% Europe 14% 12% Other 5% 6% --- --- 100% 100% === ===

Substantially all of the Company's assets are located in the United States.

Recently issued accounting pronouncements

In May 2003, the FASB has issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in statements of financial position. This statement is effective for interim periods beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on the Company's financial positions.

In December 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. However, in October 2003, the FASB deferred the effective date of FIN 46 to the end of the first interim or annual period ending after December 15, 2003 for those arrangements entered into prior to February 1, 2003. In December 2003, the FASB further deferred the effective date of FIN 46 to the end of the first interim or annual reporting period ending after March 15, 2004 for those non-special purpose entity arrangements created prior to February 1, 2003. The adoption of this standard had no material impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment". This statement revises FASB Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123(R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). This Statement is effective as of the first reporting period that begins after June 15, 2005. Accordingly, the Company will adopt SFAS 123(R) in its fourth quarter of fiscal 2005. The Company is currently evaluating the provisions of SFAS 123(R) and has not yet determined the impact that this Statement will have on its results of operations or financial position.

Note 2. Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128 "Earnings per Share" (SFAS No. 128). Basic net loss per share is computed by dividing net loss available to common stockholders (numerator) by the weighted-average number of common shares outstanding (denominator) during the period. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method. In computing diluted net loss per share, the average stock price for the period is used in determining the number of shares assumed to be repurchased from the exercise of stock options.

The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations for the periods presented below (in thousands, except per share data):

                                                         2004          2003

                                                         ----          ----

Net Loss                                              $   (3,101)   $ (2,243)

                                                      ==========    ========

Weighted average common stock outstanding (basic)         11,423      10,150

Dilutive effect of options                                  --          --

Weighted average common stock outstanding (diluted)       11,423      10,150

                                                      ==========    ========

Net loss per share:

   Basic                                              $    (0.27)   $  (0.22)

                                                      ==========    ========

   Diluted                                            $    (0.27)   $  (0.22)

                                                      ==========    ========

Diluted net loss per share for the fiscal years ended October 2, 2004 and September 27, 2003 excludes all dilutive potential common shares as their effect is antidilutive. At October 2, 2004 and September 27, 2003, 9,165,402 and 1,491,343 outstanding warrants and options respectively, were excluded since their effect was antidilutive.

Note 3 Balance Sheet Components

                                                               2004              2003

                                                               ----              ----

                                                                   (in thousands)

Inventory:

   Raw materials and component parts                       $     83           $      39

   Work-in-process                                               12                  23

   Finished goods                                               626                 868

                                                           --------           ---------

                                                           $    721           $     930

                                                           ========           =========

Property and equipment

   Computers and R&D equipment                             $  2,451           $  2,222

   Furniture, fixtures and leasehold improvements               694                508

                                                           --------           --------

                                                           $  3,145           $  2,730

   Accumulated depreciation                                  (3,076)            (2,679)

                                                           --------           --------

                                                           $     69           $     51

                                                           ========           ========

Accrued expenses:

   Payroll-related expenses                                $    347           $    339

   Sales promotion expenses                                     154                395

   Legal and promotional fees                                   150                327

   Product warranty                                             430                430

   Warrant liability                                            147                --

   Other                                                        139                288

                                                           --------           --------

                                                           $  1,367           $  1,779

                                                           ========           ========

Note 4. Warranties

We provide for estimated future warranty costs upon product shipment. The specific terms and conditions of those warranties vary depending upon the product sold and country in which we do business. In the case of hardware manufactured by our sub-contract manufacturers, our warranties generally start from the delivery date and continue as follows:

Product                                                                         Warranty Periods

-------                                                                         ----------------

Managed switches                                                               Three to five years

Unmanaged Gigabit Switches, Gigabit Adapters                                    One to five years

Unmanaged switches, hubs, USB hubs, routers, fiber                              One to five years

Other - Adapters                                                                One to five years

AsantePrint and AsanteTalk print routers, Gig cables                            Limited Lifetime

Longer warranty periods are provided on a limited basis including some "lifetime" warranties on some of the Company's older legacy products.

From time to time, some of the Company's products may be manufactured to customer specifications and their acceptance is based on meeting those specifications. We historically have experienced minimal warranty costs related to these products. Factors that affect our warranty liability include the number of shipped units, historical experience and management's judgment regarding anticipated rates of warranty claims and cost per claim. We assess the adequacy of our recorded warranty liabilities every quarter and make adjustments to the liability if necessary.

Changes in the Company's warranty liability, which is included as a component of "Accrued expenses" on the Balance Sheets, during the fiscal years ended October 2, 2004 and September 27, 2003 are as follows (in thousands):

                                                                                     October 2,         September 27,

                                                                                        2004                2003

                                                                                      -----                -----

Balance at beginning of period                                                        $ 430                $ 430

Provision for warranty liability for sales during the fiscal year                       154                  305

Settlements made during the fiscal year                                                (154)                (305)

                                                                                      -----                -----

Balance at end of period                                                              $ 430                $ 430

                                                                                      -----                -----

Note 5. Related Party Transactions

The Company has a supply agreement (the "OSE Agreement") with Orient Semiconductor Electronics, Ltd., ("OSE"). OSE and one of its principal shareholders own, in aggregate, approximately 7.1% of the Company's Common Stock as of October 2, 2004. Under the OSE Agreement, the Company purchases from and sells at cost to OSE certain component parts. The Company is obligated to purchase goods only to the extent it has signed firm purchase commitments with OSE. At October 2, 2004, the Company's firm purchase commitments under the OSE Agreement were insignificant.

For fiscal 2003, the Company sold, at cost, approximately $7,000 of component parts to OSE and purchased $100,000 of goods from OSE.

Delta Networks Inc., and Delta International Holdings Ltd. own collectively 500,000 shares of the Company's common stock. During fiscal years 2004 and 2003 the Company purchased approximately $2.1 million and $2.7 million, respectively, of goods from Delta and sold component parts totaling approximately $85,000 and $14,000, respectively, at cost to Delta. At October 2, 2004, the Company had approximately $400,000 in accounts payable to Delta and approximately $43,000 in receivables from Delta, and at September 27, 2003 the Company had approximately $100,000 in accounts payable to Delta and approximately $9,000 in receivables from Delta.

The Company entered into a sublease of its executive offices in September 2004 with OSE. The Company believes the lease rate and terms are similar to those rates obtainable from an unaffiliated third party.

Jeff Lin participated in the July 2004 private placement pursuant to which he acquired 2,000,000 shares of common stock and 2,000,000 warrants exercisable at $0.50 per share for a period of two years.

Note 6. Income Taxes

There was no provision or benefit for income taxes made in fiscal years 2004 and 2003, as the Company incurred losses and provided a full valuation allowance against its deferred tax assets.

Deferred tax assets, net, comprise the following at October 2, 2004 and September 27, 2003 (in thousands):

                                                           2004          2003

                                                         --------      --------

Deferred tax assets:

     Net operating losses                                $  9,542      $  7,936

     Research and development credits                       3,264         2,928

     Inventory-related reserves                               688         1,820

     Receivable and sales-related reserves                    319           510

     Compensation accruals                                     75           100

     Depreciation                                              61            98

     Other reserves and accruals                               44           128

                                                         --------      --------

         Total deferred tax assets                         13,993        13,520

         Valuation allowance                              (13,993       (13,520)

                                                         --------      --------

                                                         $    --       $     --

                                                         ========      ========

The Company believes that sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance was provided as of October 2, 2004 and September 27, 2003.

At October 2, 2004, the Company had federal and state net operating loss carryforwards of approximately $24.5 million and $9.5 million, respectively, available to offset future taxable income which expire beginning in 2018 and 2004, respectively. In addition, as of October 2, 2004 the Company had approximately $1.9 million and approximately $1.3 million of federal and state research and development credits, respectively. The federal credits will expire beginning in 2012 if not utilized. The state tax credits will be carried forward until utilized.

Under Internal Revenue Code Section 382 and 383, the future utilization of net operating losses and tax credits may be limited in certain circumstances where there is a significant ownership change. Events which may cause changes include, but are not limited to, a cumulative ownership change of more than 50% over a three year period.

A reconciliation between the Company's income tax provision and the amount computed by applying the statutory federal rate to income before taxes follows (in thousands):

                           `                               2004           2003

                                                         -------        -------

Tax (benefit) at U.S. statutory rate                     $(1,042)       $  (763)

State taxes, net of federal benefits                        (178)          (131)

Other                                                         24             44

Valuation allowance                                        1,196            850

                                                         -------        -------

                                                         $   --         $   --

                                                         =======        =======

Note 7 Bank Borrowings

The Company has a bank line of credit that provides for maximum borrowings of up to $2.0 million and is limited to a certain percentage (60%) of eligible accounts receivable. At October 2, 2004, no borrowings were outstanding under the line of credit. The line of credit is subject to certain covenant requirements, including maintaining certain net tangible worth amounts. The line of credit agreement expires on January 30, 2005.

Note 8. Stockholders' Equity

Preferred Stock

There are 2,000,000 shares of Preferred Stock authorized by the Board of Directors none of which have been issued.

Common Stock

On July 27, 2004, the Company raised $1.7 million, net of costs, through the private placement of shares of its common stock at $0.25 per share. Each share also included a warrant to purchase an additional share of common stock exercisable at $0.50 per share, for a period of two years. The shares were sold exclusively to a limited number of accredited investors in the United States without any public solicitation or investors residing outside the United States and not deemed to be a "U.S. person" as that term is defined under Regulation S.

Stock Based Compensation Plans

As of October 2, 2004, the Company had granted options under five stock-based compensation plans that are described below.

The 2001 Stock Option Plan allows for issuance of options to Company employees and consultants to purchase a maximum of 1,000,000 shares of common stock plus 7% of the outstanding common shares as of the last day of the immediately preceding year beginning in fiscal year 2002. This plan replaces the Company's 1990 Stock Option Plan (the 1990 Plan) which allowed for the issuance of options to Company employees and consultants to purchase a maximum of 4,597,333 shares of common stock. The 1990 Plan expired in May 2000, and was temporarily replaced by the 2000 Non Statutory Stock Option Plan which allows for issuance of options to Company employees and consultants to purchase a maximum of 120,000 shares of common stock. As of September 27, 2003, a total of 1,010,466 shares were available for issuance under this plan.

The Directors' Stock Option Plan allows for the issuance of options to directors of the Company who are not employees of, or consultants to, the Company or any affiliate of the Company. The Directors' Stock Option Plan allows for the issuance of options to Non-Employee Directors to purchase a maximum of 300,000 shares of common stock. The Directors Plan expired in October 30, 2003, and the Company is in the process of drafting a replacement plan.

The Key Executive Option Plan allows for the issuance of options to key employees of the Company who are not recognized under the Directors' Stock Option Plan. The Key Executive Option Plan allows for the issuance of options to Key Employees to purchase a maximum of 404,999 shares of common stock. The Key Executive Option Plan expired in July 2003. The Company is currently in the process of drafting a replacement plan.

Individuals owning more than 10% of the Company's stock are not eligible to participate in the above Plans unless the exercise price of the option is at least 110% of the fair market value of the common stock at the date of grant. Incentive stock options issued to holders of less than 10% of the Company's stock must be issued at exercise prices no less than the fair market value of the Company's common stock per share on the date of grant and with expirations not to exceed ten years from the grant date. Under the terms of the Plans, options are granted at 100% of the fair market value of the common stock at the date of grant with an expiration date of ten years from the date of grant. Initial option grants generally become vested over a period of four years from the date of hire, commencing on the date one year after the date of grant of the initial option. Unexercised options terminate three months after an Optionee's termination of all service with the Company and its affiliates. It is expected that the replacement plans will have terms similar to those of the expired plans. Currently, the Company may not issue new options from those plans which expired.

Activity under the 1990 Stock Option Plan, 2000 Nonstatutory Stock Option Plan, 2001 Stock Option Plan, Directors' Stock Option Plan and the Key Executive Option Plan are summarized as follows:

                                               2004                           2003

                                    -------------------------     ------------------------

                                                    Weighted                     Weighted

                                      Number         Average         Number       Average

                                        of          Price per          of        Price per

                                      Shares          Share          Shares        Share

                                      ------          -----          ------        -----

Beginning Balance                   1,491,343         $1.41        1,719,520      $1.58

Granted                             1,206,000         $0.28           29,000      $0.10

Exercised                                  --         $  --           (3,592)     $0.19

Canceled                             (411,941)        $1.53         (253,585)     $2.48

                                    ---------                     ===========

Ending Balance                      2,285,402         $ .79        1,491,343      $1.41

                                    =========         =====

The following table summarizes information about stock options outstanding at October 2, 2004:

                                                              Options Outstanding                  Options Exercisable

                                                 -----------------------------------------      ------------------------

                                                                    Weighted

                                                                     Average      Weighted                      Weighted

                                                                    Remaining      Average                       Average

             Range of                               Number         Contractual    Exercise        Number        Exercise

          Exercise Prices                        Outstanding          Life          Price       Exercisable       Price

----------------------------                     -----------          ----          -----       -----------       -----

      $0.0800 - $0.1500                             140,250            8.70       $0.1319           39,900       $0.1167

      $0.2500 - $0.2500                             900,000            9.74       $0.2500          270,000       $0.2500

      $0.2700 - $0.8750                             315,810            6.10       $0.6387          241,175       $0.7078

      $0.9000 - $1.0000                              72,900            5.13       $0.9425           71,725       $0.9432

      $1.0320 - $1.0320                             600,000            4.83       $1.0320          600,000       $1.0320

      $1.8760 - $5.1404                             237,917            3.61       $2.3647          237,917       $2.3647

      $5.6250 - $6.1250                              15,000            1.80       $5.9583           15,000       $5.9583

      $6.2500 - $6.2500                               1,325            2.78       $6.2500            1,325       $6.2500

      $6.5000 - $6.5000                               1,000            1.78       $6.5000            1,000       $6.5000

      $6.8750 - $6.8750                               1,200            2.06       $6.8750            1,200       $6.8750

                                                   ---------           ----       -------        ---------       -------

      $0.0800 - $6.8750                            2,285,402           7.04       $0.7912        1,479.242       $1.0848

                                                   =========                                     =========

Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during fiscal 2004, 2003, risk free interest rates ranging at the date of grant from 2.90% to 3.08%; expected average volatility of 192%, and 85% respectively; an expected option term of four years, and no expected dividends. The weighted average fair value of stock options granted under the plans for fiscal 2004 and 2003 was $0.19 and $0.16, respectively.

In 1993, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 500,000 shares of common stock. During fiscal 2000 the Stockholders approved an amendment increasing the number of shares available for issuance under the Purchase Plan by 500,000 shares. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. Employees who participate in the Purchase Plan can have up to 10% of their earnings withheld and used to purchase shares of common stock on specified dates as determined by the Board. The price of common stock purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the common stock determined by the closing price on the Nasdaq National Market System, at the commencement date or the ending date of each six month offering period.

Sales under the Purchase Plan in fiscal 2004 and 2003, were 31,936 and 79,909 shares of common stock, respectively, at an average price of $0.13 and $0.07, respectively. On October 2, 2004, 232,166 shares of common stock were available for future purchase.

The fair value of the employee's purchase rights under SFAS No. 123, was estimated using the Black-Scholes model with the following assumptions used for grants during fiscal 2004 and 2003, risk free interest rates ranging from 2.90% to 3.08%, respectively, expected volatility of 192% and 85% respectively, with an expected option term of six months for all years, and no expected dividends. The weighted average fair value of stock purchased under the Purchase Plan for fiscal 2004 and 2003, was $0.13 and $0.43, respectively.

If compensation expense under these plans had been recorded in the Company's financial statements pursuant to SFAS No. 123, the Company's net loss and net loss per share for fiscal 2004 and 2003 would have been as follows (in thousands, except per share amounts):

                                                                                      2004         2003

                                                                                   ---------    ---------

Net loss:

     As reported                                                                   $  (3,101)   $  (2,243)

     Pro forma                                                                     $  (3,127)   $  (2,324)

Net loss per share

     As reported

         Basic and diluted                                                         $   (0.27)   $   (0.22)

     Pro forma

         Basic and diluted                                                         $   (0.27)   $   (0.23)

Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

Note 9. Commitments

The Company has an operating lease for its main facility that expires September 1, 2005. The Company has options to renew the lease for two 1 year periods. The Company also leases a sales office under a lease expiring in January 2005, and a warehouse on a month to month lease. Rent expense under such operating leases aggregated approximately $740,000 and $720,000 for fiscal 2004 and 2003, respectively. Certain leases require the Company to pay a portion of facility operating expenses.

Future minimum lease payments under these leases at October 2, 2004 are as follows (in thousands): $379 in fiscal 2005.

Note 10. Litigation

From time to time the Company is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property rights. The Company does not believe that any of these legal proceedings or claims are likely to have a material adverse effect on the Company's results of operations, financial condition or cash flows.

In September 1999, certain inventory having a cost of approximately $400,000 was seized by the United States Customs for the alleged improper use of certification marks owned by Underwriters Laboratories Inc. ("UL"). In March 2003, the US Attorney and the Company entered into a final settlement under which the seized inventory was returned to the Company and the Company was obligated to pay $57,000, and remove improper marks from the product.

On May 13, 2004, the Company's former landlord, WW&LJ Gateways, LTD., filed an unlawful detainer action against the Company in the Superior Court for the State of California, County of Santa Clara. In the suit, the landlord alleged that the Company was in default under its lease because the Company had not paid rent for the months of April and May 2004. At the time the suit was filed, the alleged outstanding rent totaled $147,425. On July 13, 2004, the Company entered into a Settlement and Mutual Release pursuant to which the Company is obligated to pay the sum of $271,186 payable in equal installments over five months. A Stipulation for Entry of Judgment and Judgment was filed with the Superior Court on July 12, 2004. The Company also agreed to vacate the premises at the end of its current lease term which is August 31, 2004. As of the October 2, 2004, the Company had paid all but $21,000 of the settlement amount.